Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Adrian Durbin
Weber Shandwick
617-520-7271
adurbin@webershandwick.com

Investors Contact:	EPIX Investor Relations
617-250-6012

EPIX PHARMACEUTICALS APPOINTS MICHAEL ASTRUE AS INTERIM CEO

Astrue and Webb to assist the Board in positioning company
for new growth opportunities in therapeutics

CAMBRIDGE, Mass., September 14, 2005 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a leading developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today named Michael Astrue, the former President and CEO of Transkaryotic Therapies, as interim CEO.  In his new role, Astrue will help the company to execute its business plan in the imaging field and to define and pursue opportunities for growth beyond imaging.  He will also assist the Board in its search for a permanent CEO.

Astrue succeeds Michael Webb, who will remain as a consultant to the company.

“All of us at EPIX thank Mike Webb for his 11 years of extraordinary leadership and vision in taking the company from a venture-backed start-up to world leadership in MRI contrast agents,” said Chris Gabrieli, Chairman of EPIX.  “As EPIX pursues new opportunities, Mike Webb and the Board came to a mutual decision that this is an appropriate time for a leadership change.  Increasingly, the company is identifying new growth opportunities outside of the imaging field.  Mike Astrue has the skills and experience operating biopharmaceutical companies with multiple products that will help EPIX succeed in the coming months, while building a solid foundation for the company to move to the next level.”

“Through its core competencies in MRI contrast agents, EPIX has tremendous opportunities to expand its success and to move into therapeutics,” said Astrue. “I look forward to working with the Board and the employees to capitalize on the opportunities we already have, make our best case to the FDA for approval of Vasovist, assist in recruiting the best CEO for the future, pursue opportunities for in-licensing or strategic acquisitions, and put the company firmly on the best path for growth.  Longer term, I look forward to helping EPIX successfully grow into a multi-product biopharmaceutical company.”

“It has been a great honor to lead the company for more than a decade,” said Webb.  “We feel this transition is the right decision given the strategic direction of the company and our desire to identify new growth opportunities.  With truly innovative products under development and a record of outstanding scientific achievement, I believe my colleagues at EPIX will continue to deliver exciting breakthroughs in medicine that will benefit patients, physicians and shareholders.”

About Michael Astrue

Most recently, Michael Astrue served as President and Chief Executive Officer of Transkaryotic Therapies in Cambridge, Mass., a biopharmaceutical company with major focus on developing products for the treatment of rare diseases.

He sits on the Boards of three publicly traded biotechnology companies – Tercica, Curagen and ArQule.  He has held several positions with the U.S. Department of Health and Human Services, including General Counsel, and served as Associate Counsel to the President where he advised and represented former Presidents Ronald Reagan and George Bush.

He has served as Chairman of the Massachusetts Biotechnology Council and, before joining TKT, was Vice President, Secretary, and General Counsel for Biogen, Inc. Mr. Astrue was also a partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. He holds a B.A. from Yale University and a J.D. from Harvard Law School.

Conference Call

EPIX will host a conference call and live webcast of its conference call to discuss the transition at 8:30 a.m. ET tomorrow, Thursday, September 15, 2005.  Chris Gabrieli and Michael Astrue will host the call. To access the conference call, please dial 800-561-2718 for domestic participants and 617-614-3525 for international participants.  All participants should use the passcode 32834752 to access the call.  Participants may also visit www.epixpharma.com and click on the “Investor Relations” tab to listen to the call.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast. Two hours after the live webcast, an archived version of the call will be available on the EPIX website.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology(TM) to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. The Company’s lead product candidate, Vasovist (MS-325, gadofosveset), is the first imaging pharmaceutical specifically designed for MRA. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist. In June 2005 the FDA accepted EPIX’ submission of May 2005 as a complete response to the approvable letter received from the FDA in January 2005 for Vasovist (MS-325). Schering AG submitted MS-325, which is trademarked in Europe as Vasovist(R), for marketing approval in the European Union in June 2004. In June 2005 the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending Vasovist for approval for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. In July 2005, EPIX announced that it would amend its Phase II clinical trial protocols for EP-2104R, resulting in expected delay and increased costs for EP-2104R development. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.EPIXpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to the company’s ability to execute its therapeutics strategy and to continue to execute its business plan in the imaging field.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, whether our products under development receive regulatory approvals, and the timing of such approvals, if any, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

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